EXHIBIT 99.2

Enterprise Products Partners L.P. Conference Call October 9, 2003
© All rights reserved. Enterprise Products Partners L.P.

EPD Cash Distribution History

Since our IPO we have retained a sufficient amount of cash to insulate our unitholders from the cyclical swings in our business that we encounter from time to time.
We have generated $1.2 billion of distributable cash flow since the IPO.
As you can see from the graph on the next page, we have retained $300 million of DCF in excess of distributions paid to our unitholders, and
To support the continued growth of the partnership, affiliates of the GP have committed to reinvest $30 million of the distributions they receive each quarter through the first quarter of 2005

© All rights reserved. Enterprise Products Partners L.P.	2

EPD Cash Distribution History

© All rights reserved. Enterprise Products Partners L.P.	3

2003 Business Environment Overview

Weakness in the general economy and the recession in manufacturing sector resulted in weak demand for petrochemicals. (Note: Approx. 70-75% of NGLs are consumed by the petrochemical industry.)
There has been reduced production of ethylene, the basic building block for most petrochemicals. Ethylene facilities are the largest single consumer of
NGLs - particularly ethane. 2Q03 ethylene production was exacerbated by
(1) inventory builds in 4Q02 and 1Q03 in advance of anticipated price increases due to higher energy prices related to Iraq war and (2) 2Q de-
stocking of inventories across the entire ethylene supply chain (“just-in-
time-deliveries” of raw materials, intermediate products and finished products). This led to a weakening demand for NGLs.

High natural gas prices affect both feedstock costs (ethane and propane) and fuel costs for petrochemical industry. In the 2Q03, with lower overall production of ethylene, petrochemicals utilized their short-term flexibility to maximize production from crude oil derivatives and minimize production from NGL feedstocks. Throughout the 3Q03, petrochemicals continued
increasing the use of NGLs.

© All rights reserved. Enterprise Products Partners L.P.	4

2003 Business Environment Overview
(continued)

Weak demand for ethane coupled with high natural gas prices erode gas processing economics industry-wide resulting in lower margins from processing activities and reduced NGL volumes to downstream pipelines and fractionators

Production of ethylene appears to have bottomed-out in June/July at approximately 132 MM pounds per day, which equates to a 76% utilization rate for the industry. Production has steadily improved throughout the 3Q to 142 MM pounds per day, or an 82% industry utilization rate, in
September.

Feedstock preference has shifted from crude oil derivatives to ethane.
Ethane demand increased throughout the 3Q from 560 MBPD in June to
713 MBPD in September. Demand for ethane by the ethylene industry since January 2000 has averaged 748 MBPD. We are recovering up to normal levels.

Increased ethylene production and the related increase in demand for ethane coupled with a moderation in natural gas prices yielded improved natural gas processing economics in 3Q

© All rights reserved. Enterprise Products Partners L.P.	5

Ethylene Industry Capacity & Production
January 1992 - September 2003

Source: Pace Hodson Report
© All rights reserved. Enterprise Products Partners L.P.	6

Ethylene Industry Utilization Rate
January 1992 - September 2003

Source: Pace Hodson Report
© All rights reserved. Enterprise Products Partners L.P.	7

Ethylene Industry Feedstock Composition
January 1992 - September 2003

Source: Pace Hodson Report
© All rights reserved. Enterprise Products Partners L.P.	8

Industry Natural Gas Prices
January 2000 - October 2003

© All rights reserved. Enterprise Products Partners L.P.	9

Gulf Coast Processing Economics
Mont Belvieu NGLs vs. Henry Hub

Source: Bloomberg based on beginning of the month prices.
© All rights reserved. Enterprise Products Partners L.P.	10

Gas Basis Differential to Henry Hub
January 2000 - October 2003

© All rights reserved. Enterprise Products Partners L.P.	11

Opal, Wyoming
Netback Ethane Economics vs. Natural Gas Price

© All rights reserved. Enterprise Products Partners L.P.	12

San Juan Basin
Netback Ethane Economics vs. Natural Gas Price

© All rights reserved. Enterprise Products Partners L.P.	13

MAPL & Seminole Throughput
January 1999 - September 2003E

© All rights reserved. Enterprise Products Partners L.P.	14

Signs of Recovery in NGL Demand
2003 Ethylene Production

Source: Pace Hodson Report
© All rights reserved. Enterprise Products Partners L.P.	15

Signs of Recovery in NGL Demand
2003 Ethylene Industry Utilization Rate

Source: Pace Hodson Report
© All rights reserved. Enterprise Products Partners L.P.	16

Signs of Recovery in NGL Demand
Ethylene Feedstock Composition

Source: Pace Hodson Report
© All rights reserved. Enterprise Products Partners L.P.	17

Signs of Recovery in NGL Demand
2003 Gulf Coast Processing Economics - Gross Spread

Source: Bloomberg based on first of month prices.
© All rights reserved. Enterprise Products Partners L.P.	18

Signs of Recovery in NGL Demand
2003 EPD Equity NGL Production

© All rights reserved. Enterprise Products Partners L.P.	19

Signs of Recovery in NGL Demand
2003 EPD NGL Fractionator Volume

© All rights reserved. Enterprise Products Partners L.P.	20

Forward Looking Statement

This presentation contains various forward-looking statements and information that is based on the Company’s beliefs and those of its general partner, as well as assumptions made by and information currently available to the Company. When used in this presentation, words such as
“anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,”
“could,” “believe,” “may,” and similar expressions and statements regarding the plans and objectives of the Company for future operations, are intended to identify forward-looking statements.

Although the Company and its general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither the Company nor its general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, the Company’s actual results may vary materially from those the Company anticipated, estimated, projected or expected.

© All rights reserved. Enterprise Products Partners L.P.	21

Forward Looking Statement
(Continued)

Among the key risk factors that may have a direct bearing on the
Company’s results of operations and financial conditions are:
   •   Fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;
   •   A reduction in demand for the Company’s products by the
       petrochemical, refining or heating industries;
   •   A decline in the volumes of NGLs delivered by the Company’s facilities;
   •   The failure of the Company’s credit risk management efforts to adequately protect if against customer non-payment;
   •   The failure to successfully integrate new acquisitions; and
   •   Terrorist attacks aimed at the Company’s facilities.

The Company has no obligation to publicly update or revise any forward- looking statement, whether as a result of new information, future events or otherwise.

© All rights reserved. Enterprise Products Partners L.P.	22